The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 27, 2017

PRICING SUPPLEMENT No. 2927B

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333–206013

Dated September   , 2017

$• Deutsche Bank AG Trigger Callable Contingent Yield Notes (daily coupon observation)

Linked to the Least Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due on or about September 30, 2021

Investment Description

Trigger Callable Contingent Yield Notes (the “Notes”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index (each, an “Underlying” and together, the “Underlyings”). If the closing levels of all Underlyings on each scheduled trading day during the applicable quarterly Observation Period are greater than or equal to their respective Coupon Barriers, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you a contingent coupon (a “Contingent Coupon”). Otherwise, no coupon will be accrued or payable with respect to that Observation Period. Deutsche Bank AG may, in its sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date (the “Issuer Call Date”), regardless of the closing level of any Underlying. If the Notes are called by Deutsche Bank AG in its sole discretion, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you the Face Amount plus any Contingent Coupon otherwise due on such Coupon Payment Date and no further amounts will be owed to you under the Notes. If the Notes are not called by Deutsche Bank AG in its sole discretion prior to maturity and the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Downside Threshold, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you a cash payment at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on the Maturity Date. If the Notes are not called by Deutsche Bank AG in its sole discretion prior to maturity and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you less than the Face Amount, if anything, resulting in a loss that is proportionate to the decline in the Final Underlying Level of the Least Performing Underlying as compared to its Initial Underlying Level. The “Least Performing Underlying” is the Underlying with the largest percentage decline from its Initial Underlying Level to its Final Underlying Level. In this circumstance, you will lose a significant portion or all of your initial investment. Investing in the Notes is subject to significant risks, including the risk of losing your entire investment. You will not receive dividends or other distributions paid on any stocks included in the Underlyings. You will lose some or all of your investment if the Notes are not called by Deutsche Bank AG in its sole discretion and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of your initial investment applies only if you hold the Notes to maturity. You may not receive any of the Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings. Generally, the higher the Contingent Coupon Rate on the Notes, the greater the risk of loss on such Notes. Any payment on the Notes, including any payment of a Contingent Coupon, any payment upon an Issuer Call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

Features

❑  Contingent Coupon — Subject to an Issuer Call, if the closing levels of all Underlyings on each scheduled trading day during the applicable quarterly Observation Period are greater than or equal to their respective Coupon Barriers, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you the Contingent Coupon applicable to such Observation Period on the relevant Coupon Payment Date. Otherwise, no coupon will be accrued or payable with respect to that Observation Period.

❑  Issuer Callable — Deutsche Bank AG may, in its sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date, regardless of the closing level of any Underlying. If the Notes are called by Deutsche Bank AG in its sole discretion, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you the Face Amount plus any Contingent Coupon otherwise due on such Coupon Payment Date and no further amounts will be owed to you under the Notes. If the Notes are not called by Deutsche Bank AG in its sole discretion, investors may have downside market exposure to the Least Performing Underlying at maturity, subject to any contingent repayment of your initial investment.

❑  Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Notes are not called by Deutsche Bank AG in its sole discretion prior to maturity and the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Downside Threshold, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you a cash payment at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on the Maturity Date. However, if the notes are not called by Deutsche Bank AG in its sole discretion prior to maturity and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you less than the Face Amount, if anything, resulting in a loss that is proportionate to the decline in the Final Underlying Level of the Least Performing Underlying as compared to its Initial Underlying Level. In this circumstance, you will lose a significant portion or all of your initial investment. The contingent repayment of your initial investment applies only if you hold the Notes to maturity. Any payment on the Notes, including any payment of a Contingent Coupon, any payment upon an Issuer Call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

Key Dates[1]
Trade Date	September 27, 2017
Settlement Date	September 29, 2017
Observation End Dates[2]	See page 5
Final Valuation Date[2]	September 27, 2021
Maturity Date[2]	September 30, 2021
[1] Expected [2] Please see page 5 for additional details

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF NOTES AT MATURITY AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. FOR MORE INFORMATION ABOUT THE UNDERLYINGS, PLEASE SEE PAGEs 16 to 18 OF THIS PRICING SUPPLEMENT AND the ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1 DATED AUGUST 17, 2015. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE PS–5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 13 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

We are offering Trigger Callable Contingent Yield Notes linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index. The Initial Underlying Level, Downside Threshold and Coupon Barrier for each Underlying will be determined on the Trade Date. The Notes are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Underlyings	Contingent Coupon Rate	Initial Underlying Levels	Downside Thresholds	Coupon Barriers	CUSIP / ISIN
EURO STOXX 50® Index (Ticker: SX5E)	10.00% per annum		60.00% of its Initial Underlying Level	70.00% of its Initial Underlying Level	25190K623 / US25190K6230
Russell 2000® Index (Ticker: RTY)			60.00% of its Initial Underlying Level	70.00% of its Initial Underlying Level
S&P 500® Index (Ticker: SPX)			60.00% of its Initial Underlying Level	70.00% of its Initial Underlying Level

Please see “Additional Terms Specific to the Notes” in this pricing supplement. The Notes will have the terms specified in underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Notes are a part, the prospectus dated April 27, 2016 and this pricing supplement.

The Issuer’s estimated value of the Notes on the Trade Date is approximately $9.612 to $9.812 per $10.00 Face Amount of Notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement No. 1, product supplement B, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index		$$10.00		$$0.10		$$9.90
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the Notes is equal to the sum of our valuations of the following two components of the Notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

Under German and European laws and regulations, the Notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Notes; (ii) a conversion of the Notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) any other resolution measure, including, but not limited to, any transfer of the Notes to another entity, the amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority as set forth in the accompanying prospectus dated April 27, 2016. Please read the risk factor “The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us” in this pricing supplement and see the accompanying prospectus, including the risk factors beginning on page 13 of such prospectus, for further information.

Additional Terms Specific to the Notes

You should read this pricing supplement, together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Notes are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the Notes. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated August 17, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

♦	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

♦	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

♦	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes and you will be asked to accept such changes in connection with your purchase of the Notes. You may choose to reject such changes, in which case we may reject your offer to purchase the Notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Notes” refers to the Trigger Callable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

All references to “Final Underlying Level” and “Initial Underlying Level” in this pricing supplement shall be deemed to refer to “Final Level” and “Initial Level,” respectively, as used in the accompanying product supplement.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” on page 7 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus.

The Notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You can tolerate the loss of a significant portion or all of your investment and you are willing to make an investment in which you could have downside market risk similar to a hypothetical investment in the Least Performing Underlying or the stocks included in the Least Performing Underlying.

♦	You believe the closing levels of all Underlyings will be greater than or equal to their respective Coupon Barriers on each scheduled trading day during the applicable Observation Periods, and on the Final Valuation Date.

♦	You believe the Final Underlying Levels of all Underlyings will be greater than or equal to their respective Downside Thresholds.

♦	You are willing to accept the individual market risk of each Underlying on each scheduled trading day during the quarterly Observation Periods and on the Final Valuation Date, and you understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

♦	You are willing to make an investment whose return is limited to the applicable Contingent Coupons, regardless of any potential increase in the levels of the Underlyings, which could be significant.

♦	You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Least Performing Underlying.

♦	You are willing to invest in the Notes based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦	You do not seek guaranteed current income from this investment and you are willing to forgo any dividends and any other distributions paid on the stocks composing the Underlyings.

♦	You are willing and able to hold Notes that may be called early at the sole discretion of Deutsche Bank AG, regardless of the closing level of any Underlying, and you are otherwise willing and able to hold the Notes to the Maturity Date as set forth on the cover of this pricing supplement and you are not seeking an investment for which there will be an active secondary market.

♦	You understand and are willing to accept the risks associated with the Underlyings.

♦	You are willing and able to assume the credit risk of Deutsche Bank AG, as Issuer of the Notes, for all payments under the Notes and you understand that, if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment of a Contingent Coupon, any payment of your initial investment at maturity or any payment upon an Issuer Call.

The Notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You cannot tolerate the loss of a significant portion or all of your investment or you are unwilling to make an investment in which you could have downside market risk similar to a hypothetical investment in the Least Performing Underlying or the stocks included in the Least Performing Underlying.

♦	You require an investment designed to provide a full return of your initial investment at maturity.

♦	You believe the closing level of any Underlying will be less than its Coupon Barrier on any scheduled trading day during the specified Observation Periods and less than its Downside Threshold on the Final Valuation Date.

♦	You believe the Final Underlying Level of any Underlying will be less than its Downside Threshold.

♦	You are unwilling to accept the individual market risk of each Underlying on each scheduled trading day during the quarterly Observation Periods and on the Final Valuation Date, and you understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

♦	You seek an investment that participates in any increase in the levels of the Underlyings or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Least Performing Underlying.

♦	You are unwilling to invest in the Notes based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦	You prefer the lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

♦	You seek guaranteed current income from this investment or you prefer to receive any dividends or any other distributions paid on the stocks composing the Underlyings.

♦	You are unwilling or unable to hold Notes that may be called early at the sole discretion of Deutsche Bank AG, regardless of the closing level of any Underlying, or you are otherwise unwilling or unable to hold the Notes to the Maturity Date as set forth on the cover of this pricing supplement or you seek an investment for which there will be an active secondary market.

♦	You do not understand or are unwilling to accept the risks associated with the Underlyings.

♦	You are unwilling or unable to assume the credit risk of Deutsche Bank AG, as Issuer of the Notes, for all payments under the Notes, including any payment of a Contingent Coupon, any payment of your initial investment at maturity or any payment upon an Issuer Call.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Notes
Face Amount	$10.00
Term	Approximately 4 years, unless called earlier
Trade Date[1]	September 27, 2017
Settlement Date[1]	September 29, 2017
Final Valuation Date[1,2]	September 27, 2021
Maturity Date[1,2]	September 30, 2021
Underlyings	The EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index
Issuer Call	Deutsche Bank AG may, in its sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date (the “Issuer Call Date”) upon written notice to the trustee prior to the Issuer Call Date. If the Notes are called by Deutsche Bank AG in its sole discretion, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Notes equal to $10.00 plus any Contingent Coupon otherwise due on such Coupon Payment Date, and no further amounts will be owed to you under the Notes.

Observation Periods	There are sixteen quarterly Observation Periods. The first Observation Period will consist of each scheduled trading day from, but excluding, the Trade Date to, and including, the first Observation End Date. Each subsequent Observation Period will consist of each scheduled trading day from, but excluding, an Observation End Date to, and including, the next Observation End Date.

	Observation End Dates[1,2]	Coupon Payment Dates / Issuer Call Date (if called)[1,2]
	December 27, 2017	January 3, 2018
	March 27, 2018	April 4, 2018
	June 27, 2018	July 3, 2018
	September 27, 2018	October 3, 2018
	December 27, 2018	January 3, 2019
	March 27, 2019	April 2, 2019
	June 27, 2019	July 3, 2019
	September 27, 2019	October 3, 2019
	December 27, 2019	January 3, 2020
	March 27, 2020	April 2, 2020
	June 29, 2020	July 3, 2020
	September 28, 2020	October 2, 2020
	December 29, 2020	January 5, 2021
	March 29, 2021	April 6, 2021
	June 28, 2021	July 2, 2021
	September 27, 2021 (Final Valuation Date)	September 30, 2021 (Maturity Date)

Contingent Coupon

If the closing levels of all Underlyings on each scheduled trading day during the applicable quarterly Observation Period are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $10.00 Face Amount of Notes applicable to such Observation Period on the related Coupon Payment Date.

If the closing level of any Underlying on any scheduled trading day during the applicable quarterly Observation Period is less than its Coupon Barrier, the Contingent Coupon applicable to such Observation Period will not have accrued or be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon for the Notes will be a fixed amount based upon equal installments at the Contingent Coupon Rate set forth below. For each Observation Period, the Contingent Coupon for the Notes that would be payable for such Observation Period on which the closing levels of all Underlyings are greater than or equal to their respective Coupon Barriers is set forth below under “Contingent Coupon Payments.”

Contingent Coupon Payments on the Notes are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Observation Period on which the closing level of any Underlying on any scheduled trading day during that Observation Period is less than its applicable Coupon Barrier.

Contingent Coupon Rate	10.00% per annum
Contingent Coupon Payments	$0.25 per $10.00 Face Amount of Notes

Coupon Payment Dates[1,2]	As set forth in the table under “Observation Periods” above. The Coupon Payment Date for the final Observation End Date will be the Maturity Date.
Payment at Maturity (per $10.00 Face Amount of Notes)

If the Notes have not previously been called by Deutsche Bank AG in its sole discretion and the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Notes at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes have not previously been called by Deutsche Bank AG in its sole discretion and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Notes at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return of the Least Performing Underlying)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return of the Least Performing Underlying, regardless of the performance of the other Underlyings. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of any of the other Underlyings.

Least Performing Underlying	The Underlying with the largest percentage decrease from its Initial Underlying Level to its Final Underlying Level, as measured by its Underlying Return. If the calculation agent determines that any two or all three Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either Underlying as the Least Performing Underlying.
Underlying Return	With respect to each Underlying, the Underlying Return will be calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	With respect to each Underlying, 60.00% of the Initial Underlying Level of such Underlying
Coupon Barrier	With respect to each Underlying, 70.00% of the Initial Underlying Level of such Underlying
Initial Underlying Level	With respect to each Underlying, the closing level of such Underlying on the Trade Date
Final Underlying Level	With respect to each Underlying, the closing level of such Underlying on the Final Valuation Date

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES, INCLUDING ANY PAYMENT OF A CONTINGENT COUPON, ANY PAYMENT UPON AN ISSUER CALL AND ANY PAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[1]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Observation End Dates, Coupon Payment Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the Notes remains the same.

[2]	Each of the Observation End Dates (including the Final Valuation Date) and the Coupon Payment Dates (including the Maturity Date) are subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investment Timeline

Trade Date:	For each Underlying, the Initial Underlying Level is observed and the Downside Threshold and Coupon Barrier are determined.

Quarterly (callable by Deutsche Bank AG in its sole discretion):

If the closing levels of all Underlyings on each scheduled trading day during an Observation Period are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $10.00 Face Amount of Notes applicable to such Observation Period on the related Coupon Payment Date.

Deutsche Bank AG may, in its sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date, regardless of the closing level of any Underlying. If the Notes are called by Deutsche Bank AG in its sole discretion, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Notes equal to $10.00 plus any Contingent Coupon otherwise due on such Coupon Payment Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

For each Underlying, the Final Underlying Level is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Notes have not previously been called by Deutsche Bank AG and the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Downside Threshold and Coupon Barrier, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Notes at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes have not previously been called by Deutsche Bank AG and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Notes at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return of the Least Performing Underlying)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return of the Least Performing Underlying, regardless of the performance of the other Underlyings. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of any of the other Underlyings.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlyings or in the stocks composing the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦	Your Investment in the Notes May Result in a Loss of Your Initial Investment — The Notes differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $10.00 Face Amount of Notes at maturity. If the Notes are not called by Deutsche Bank AG in its sole discretion, the return on the Notes at maturity will depend on whether the Final Underlying Levels of all of the Underlyings are greater than or equal to their respective Downside Thresholds. If the Notes are not called by Deutsche Bank AG in its sole discretion and the Final Underlying Levels of all Underlyings are greater than or equal to their respective Downside Thresholds, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you at maturity the Face Amount plus any Contingent Coupon otherwise due on the Maturity Date. However, if the Notes are not called by Deutsche Bank AG in its sole discretion and the Final Underlying Level of any Underlying is less than its Downside Threshold, you will be fully exposed to any negative Underlying Return of the Least Performing Underlying and, for each $10.00 Face Amount of Notes, you will incur a loss that is proportionate to the decline in the Final Underlying Level of the Least Performing Underlying as compared to its Initial Underlying Level. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦	Your Investment Is Exposed to a Decline in the Level of Each Underlying — Your return on the Notes, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the Notes will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be fully exposed to the risks related to each of the Underlyings. Poor performance by any of the Underlyings over the term of the Notes may adversely affect your return and will not be offset or mitigated by a positive performance by any of the other Underlyings. To receive any Contingent Coupon or contingent repayment of your initial investment at maturity, the closing levels of all of the Underlyings are required to be greater than their respective Coupon Barriers on each scheduled trading day during the applicable Observation Period and their respective Downside Thresholds, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative Underlying Return of the Least Performing Underlying even if the levels of the other Underlyings increase during the term of the Notes. Accordingly, your investment is exposed to a decline in the level of each Underlying.

♦	Because the Notes Are Linked to the Least Performing Underlying, You Are Exposed to Greater Risk of Receiving No Contingent Coupons or a Loss on Your Investment than if the Notes Were Linked to just One Underlying — The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your initial investment in the Notes at maturity is greater if you invest in the Notes than in substantially similar securities that are linked to the performance of just one Underlying. With three Underlyings, it is more likely that the closing level of any Underlying will be less than its Coupon Barrier on any scheduled trading day during the applicable Observation Period and the Final Underlying Level of any Underlying will be less than its Downside Threshold on the Final Valuation Date than if the Notes were linked to only one of the Underlyings, and therefore it is more likely that you will not receive any Contingent Coupons and will receive an amount in cash that is less than your initial investment on the Maturity Date.

In addition, movements in the levels of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the levels of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the level of one Underlying increases, the level of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any scheduled trading day during an Observation Period or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the level of at least one of the Underlyings will decrease. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on any scheduled trading day during an Observation Period or the Final Valuation Date, respectively, as the levels of both of those Underlyings may decrease together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for missed Contingent Coupons and for loss of principal at maturity. Deutsche Bank AG determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings will be reflected in a higher Contingent Coupon Rate than would be payable on notes linked to fewer underlyings that have a higher degree of correlation.

♦	Your Potential Return For Each $10.00 Face Amount of Notes Is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Increase in the Level of Any Underlying — For each $10.00 Face Amount of Notes, the Notes will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Notes. Therefore, your potential return on the Notes will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Observation Periods during which the requirement for a Contingent Coupon has been met prior to maturity or if Deutsche Bank AG, in its sole discretion, calls the Notes. If the Notes are called, you will not participate in any increase in the level of any Underlying and you will not receive any Contingent Coupons in respect of any Observation Period after the applicable Issuer Call Date. If the Notes are called by Deutsche Bank AG in its sole discretion on the first Coupon Payment Date (approximately three months following the Trade Date), the total return on the Notes will be minimal. If the Notes are not called, you may be subject to the full downside performance of the Least Performing Underlying even though you were not able to participate in any potential increase in the level of any Underlying.

♦	The Notes May be Called Prior to the Maturity Date — We may, in our sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. For United States federal income tax purposes, an early redemption of the Notes at Deutsche Bank AG’s option would be a taxable event to you. In addition, if the Notes are called by us prior to the Maturity Date, you will not receive any Contingent Coupon that would have otherwise accrued after the Issuer Call Date.

♦	Our Decision to Redeem the Notes May Depend on the Interest We Would Pay on a Conventional Fixed-Rate, Non-Callable Debt Security of Comparable Maturity — It is more likely that Deutsche Bank AG will, at its election, call the Notes prior to maturity during periods when the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity is less than the Contingent Coupon Rate and when the level of any of the Underlyings is greater than its Coupon Barrier. The greater likelihood of Deutsche Bank AG calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments, which includes when the level of any Underlying is less than its Coupon Barrier and your risk of not receiving a Contingent Coupon is relatively higher.

♦	You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Notes. If the closing level of any Underlying on any scheduled trading day during an Observation Period is less than its Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Period. If the closing level of any Underlying is less than its Coupon Barrier on any scheduled trading day during each of the Observation Periods, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes.

♦	Each Contingent Coupon Is based on the Closing Levels of the Underlyings on Each Scheduled Trading Day During the Applicable Quarterly Observation Period — Whether a Contingent Coupon will be payable with respect to an Observation Period will be based solely on the closing levels of the Underlyings on each scheduled trading day during that Observation Period. If the closing level of any Underlying on any scheduled trading day during an Observation Period is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Period. As a result, a Contingent Coupon for an Observation Period may be lost after the first day of such period, and you may not know whether you will receive a Contingent Coupon for an Observation Period until the end of that period.

♦	Contingent Repayment of Your Initial Investment Applies Only If You Hold the Notes to Maturity — If your Notes are not called by Deutsche Bank AG in its sole discretion, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the closing levels of all of the Underlyings are greater than their respective Downside Thresholds at the time of sale.

♦	A Higher Contingent Coupon Rate or a Lower Coupon Barrier and Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatility at the time the terms of the Notes are set on the Trade Date, the greater the expectation is at that time that an Underlying may close below its Coupon Barrier on any scheduled trading day during an Observation Period (resulting in a missed Contingent Coupon) or its Downside Threshold on the Final Valuation Date (resulting in the loss of a significant portion or all of your investment at maturity). In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Notes are set on the Trade Date, where higher expected volatility will generally lead to a higher Contingent Coupon Rate or a lower Coupon Barrier and Downside Threshold. Accordingly, a higher Contingent Coupon Rate as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier and Downside Threshold as compared with otherwise comparable securities does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential loss of some or all of your investment at maturity.

♦	Reinvestment Risk — If Deutsche Bank AG calls the Notes in its sole discretion, the holding period over which you would receive any applicable Contingent Coupon, which is based on the Contingent Coupon Rate as specified on the cover hereof, could be as little as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

♦	The Notes Are Subject to the Credit of Deutsche Bank AG — The Notes are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Notes and you could lose your entire investment.

♦	The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us

♦	Resolution Measures could be imposed on us. German and European laws and regulations provide German and European resolution authorities with a set of powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. Specifically, the competent resolution authority could impose Resolution Measures on us under German and European laws and regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

♦	If a Resolution Measure is imposed on us, you may lose some or all of your investment in the Notes. A Resolution Measure may include: a write down, including to zero, of any claim for payment on the Notes; a conversion of the Notes into ordinary shares of us, any group entity or any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or the application of any other resolution measure including, but not limited to, any transfer of the Notes to another entity, an amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. The competent resolution authority may apply Resolution Measures individually or in any combination. You may lose some or all of your investment in the Notes if a Resolution Measure becomes applicable to us.

♦	If a Resolution Measure is imposed on us, we expect that other debt instruments issued by us may be affected by such Resolution Measure before the Notes would be. The imposition of a Resolution Measure would have to be conducted in accordance with a set order of priority derived from the order of priority that would apply in a German insolvency proceeding with respect to the Issuer. Under the applicable German law, certain specifically defined senior unsecured debt instruments (including securities we expect to be classified as Non-Structured Debt Securities) would rank junior to, without constituting subordinated debt, all other senior unsecured obligations of the Issuer (including securities we expect to be classified as Structured Debt Securities). The specifically defined senior unsecured debt instruments (including Non-Structured Debt Securities) would be satisfied in a German insolvency proceeding with respect to the Issuer only if all other senior unsecured obligations of the Issuer (including Structured Debt Securities) have been paid in full. Therefore, if a Resolution Measure were imposed on us, our Non-Structured Debt Securities would be written down or converted into common equity tier 1 instruments before our Structured Debt Securities are written down or converted. This order of priority would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. While we expect the Notes offered herein to be classified as Structured Debt Securities, and therefore to be affected after our Non-Structured Debt Securities in the event of the imposition of Resolution Measures, the competent regulatory authority or court may classify the Notes differently. Even if the Notes are classified as Structured Debt Securities, you may lose some or all of your investment in the Notes if a Resolution Measure becomes applicable to us.

♦	If a Resolution Measure is imposed on us, the secondary market for the Notes may be affected. Because the Notes are subject to Resolution Measures, the secondary market trading in the Notes may not follow the trading behavior associated with similar types of Notes issued by other financial institutions which may be or have been subject to a Resolution Measure.

By acquiring the Notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Notes, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent, issuing agent, registrar and The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such Notes may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. For more information, including details on the particular German and European laws and regulations referenced above, please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

♦	The Issuer’s Estimated Value of the Notes on the Trade Date Will Be Less Than the Issue Price of the Notes — The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Notes or otherwise value your Notes, that price or value may differ materially from the estimated value of the Notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Notes in the secondary market.

♦	Investing in the Notes Is Not the Same as Investing in the Underlyings or the Stocks Composing the Underlyings — The return on your Notes may not reflect the return you would realize if you invested directly in the Underlyings or the stocks composing the Underlyings. For instance, your return on the Notes is limited to the applicable Contingent Coupons you receive, regardless of any increase in the level of any Underlying, which could be significant.

♦	If the Levels of the Underlyings Change, the Value of the Notes May Not Change in the Same Manner — The Notes may trade quite differently from the levels of the Underlyings. Changes in the levels of the Underlyings may not result in comparable changes in the value of the Notes.

♦	No Dividend Payments or Voting Rights — As a holder of the Notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlyings would have.

♦	The Notes Are Subject to Risks Associated with Small-Capitalization Companies — The stocks composing the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the level of the Russell 2000® Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

♦	There Are Risks Associated with Investments in Notes Linked to the Values of Equity Securities Issued by Non-U.S. Companies — The EURO STOXX 50® Index includes component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the Notes are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the level of the EURO STOXX 50® Index and the value of your Notes. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the EURO STOXX 50® Index are issued by companies located within the Eurozone, some of which are and have been experiencing economic stress.

♦	The Performance of the EURO STOXX 50® Index Will Not Be Adjusted for Changes in the Euro Relative to the U.S. Dollar — The EURO STOXX 50® Index is composed of stocks denominated in euro. Because the level of the EURO STOXX 50® Index is also calculated in euro (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, if the euro strengthens or weakens relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	We Are One of the Companies That Make Up the EURO STOXX 50® Index — We are one of the companies that make up the EURO STOXX 50® Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the EURO STOXX 50® Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the EURO STOXX 50® Index, or your Notes. None of the other companies represented in the EURO STOXX 50® Index will be involved in the offering of the Notes in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

♦	Each Underlying Reflects the Price Return of the Stocks Composing Such Underlying, Not Their Total Return Including All Dividends and Other Distributions — Each Underlying reflects the changes in the market prices of the stocks composing such Underlying. None of the Underlyings is, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing such Underlying.

♦	The Sponsor of an Underlying May Adjust the Relevant Underlying in Ways That Affect the Level of Such Underlying and Has No Obligation to Consider Your Interests — The sponsor of an Underlying (the “Underlying Sponsor”) is responsible for calculating and maintaining the relevant Underlying. The Underlying Sponsor can add, delete or substitute the relevant Underlying components or make other methodological changes that could change the level of such Underlying. You should realize that the changing of such Underlying components may affect such Underlying, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Underlying Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant Underlying. Any of these actions could adversely affect the value of, and your return on, the Notes. The Underlying Sponsor has no obligation to consider your interests in calculating or revising the relevant Underlying.

♦	Past Performance of the Underlyings Is No Guide to Future Performance — The actual performance of the Underlyings may bear little relation to the historical closing levels of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings over the term of the Notes will result in the return of any of your investment.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Notes in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Notes on the Trade Date — While the payment(s) on the Notes described in this pricing supplement is based on the full Face Amount of Notes, the Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	The Notes Will Not Be Listed and There Will Likely Be Limited Liquidity — The Notes will not be listed on any securities exchange. There may be little or no secondary market for the Notes. We or our affiliates intend to act as market makers for the Notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the levels of the Underlyings have increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Notes — Because the Notes can be thought of as securities that combine two components, a bond and an embedded derivative(s), the terms and features of the Notes at issuance and the value of the Notes prior to maturity will be influenced by factors that impact the value of bonds and embedded derivatives generally. While we expect that, generally, the levels of the Underlyings will affect the value of the Notes more than any other single factor, the terms of the Notes at issuance and the value of the Notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings;

♦	the time remaining to the maturity of the Notes;

♦	the market prices and dividend rates of the stocks composing the Underlyings;

♦	the composition of the Underlyings;

♦	interest rates and yields in the markets generally;

♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or the markets generally;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the Notes, it is possible that their value may decline significantly due to the factors described above even if the levels of the Underlyings remain unchanged from their respective Initial Underlying Levels, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Notes to maturity to receive the stated payout from the Issuer.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Notes — We or our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the levels of one or more of the Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the Notes. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Notes declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we, UBS AG or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS AG’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Notes. Introducing competing products into the marketplace in this manner could adversely affect the levels of one or more of the Underlyings and the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Notes.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Underlyings and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the performance of the Underlyings or the stocks composing the Underlyings may adversely affect the prices of the stocks composing the Underlyings and/or the levels of the Underlyings and, therefore, the value of the Notes.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Adversely Affect the Levels of the Underlyings and the Value of the Notes — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the levels of the Underlyings and the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlyings.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the issuers of the stocks composing the Underlyings, which may present a conflict between Deutsche Bank AG and you, as a holder of the Notes. We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining the Issuer’s estimated value of the Notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Notes on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether Contingent Coupons are paid. Any determination by the calculation agent could adversely affect the return on the Notes.

♦	There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Notes — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Notes?” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Notes?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page of this pricing supplement for the actual offering terms.

The following hypothetical examples illustrate the payment upon an Issuer Call or at maturity for a hypothetical range of performances for the Underlyings and reflect the Contingent Coupon Rate of 10.00% per annum. The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the levels of the Underlyings relative to their respective Initial Underlying Levels. We cannot predict the Final Underlying Levels or the closing levels of the Underlyings on any scheduled trading day during the Observation Periods. You should not take these examples as an indication or assurance of the expected performance of the Underlyings. You should consider carefully whether the Notes are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis.

The following hypothetical examples illustrate the payment at maturity or upon an Issuer Call per $10.00 Face Amount of Notes on a hypothetical offering of Notes based on the following assumptions:

Term:	Approximately 4 years, subject to an Issuer Call
Contingent Coupon Rate:	10.00% per annum (or 2.50% per quarter)
Contingent Coupon:	$0.25 per quarter
Observation Periods /
Observation End Dates:	Quarterly
Hypothetical Initial Underlying Levels:
EURO STOXX 50® Index:	3,500
Russell 2000® Index:	1,500
S&P 500® Index:	2,500
Hypothetical Downside Thresholds:
EURO STOXX 50® Index:	2,100 (60.00% of its Hypothetical Initial Underlying Level)
Russell 2000® Index:	900 (60.00% of its Hypothetical Initial Underlying Level)
S&P 500® Index:	1,500 (60.00% of its Hypothetical Initial Underlying Level)
Hypothetical Coupon Barriers:
EURO STOXX 50® Index:	2,450 (70.00% of its Hypothetical Initial Underlying Level)
Russell 2000® Index:	1,050 (70.00% of its Hypothetical Initial Underlying Level)
S&P 500® Index:	1,750 (70.00% of its Hypothetical Initial Underlying Level)

Example 1 — The Notes are called on the first Coupon Payment Date.

Date	Lowest Closing Level During Applicable Observation Period			Payment (per $10.00 Face Amount of Notes)
	EURO STOXX 50® Index	Russell 2000® Index	S&P 500® Index
First Observation Period	3,500 (greater than its Coupon Barrier)	1,200 (greater than its Coupon Barrier)	2,400 (greater than its Coupon Barrier)	$10.25 (Face Amount plus Contingent Coupon
			Total Payment:	$10.25 (2.50% return)

In this example, because the closing levels of all of the Underlyings are greater than their respective Coupon Barriers on each scheduled trading day during the first Observation Period, Deutsche Bank AG will pay you the Contingent Coupon on the applicable Coupon Payment Date. Because the Notes have been called by Deutsche Bank AG in its sole discretion on the first Coupon Payment Date, Deutsche Bank AG will pay you on such Coupon Payment Date a total of $10.25 per $10.00 Face Amount of Notes, reflecting the Face Amount plus the Contingent Coupon, representing a 2.50% return on the Notes over the approximately three months the Notes were outstanding before they were called by Deutsche Bank AG in its sole discretion. No further amount will be owed to you under the Notes.

Example 2 — The Notes are called on the eighth Coupon Payment Date.

Date	Lowest Closing Level During Applicable Observation Period			Payment (per $10.00 Face Amount of Notes)
	EURO STOXX 50® Index	Russell 2000® Index	S&P 500® Index
First Observation Period	3,150 (greater than its Coupon Barrier)	1,250 (greater than its Coupon Barrier)	1,950 (greater than its Coupon Barrier)	$0.25 (Contingent Coupon)
Second Observation Period	2,700 (greater than its Coupon Barrier)	1,400 (greater than its Coupon Barrier)	2,500 (greater than its Coupon Barrier)	$0.25 (Contingent Coupon)
Third Observation Period	2,800 (greater than its Coupon Barrier)	1,200 (greater than its Coupon Barrier)	2,100 (greater than its Coupon Barrier)	$0.25 (Contingent Coupon)
Fourth to Seventh Observation Periods	Various (all less than its Coupon Barrier)	Various (all less than its Coupon Barrier)	Various (all less than its Coupon Barrier)	$0.00
Eighth Observation Period	3,300 (greater than its Coupon Barrier)	1,300 (greater than its Coupon Barrier)	2,150 (greater than its Coupon Barrier)	$10.25 (Face Amount plus Contingent Coupon)
			Total Payment:	$11.00 (10.00% return)

In this example, because the closing levels of all of the Underlyings are greater than their respective Coupon Barriers on each scheduled trading day during the first three Observation Periods and the eighth Observation Period, Deutsche Bank AG will pay you the Contingent Coupons on the applicable Coupon Payment Dates. During the fourth to seventh Observation Periods, the closing level of at least one Underlying is less than its Coupon Barrier on at least one day during each of such Observation Periods. Therefore, no Contingent Coupon is paid on any applicable Coupon Payment Date. Because the Notes have been called by Deutsche Bank AG in its sole discretion on the eighth Coupon Payment Date, Deutsche Bank AG will pay you on such Coupon Payment Date a total of $10.25 per $10.00 Face Amount of Notes, reflecting the Face Amount plus the Contingent Coupon. When added to the Contingent Coupon Payments of $0.75 paid in respect of the prior Observation Periods, Deutsche Bank AG will have paid you a total of $11.00 per $10.00 Face Amount of Notes, representing a 10.00% return on the Notes over the approximately two years the Notes were outstanding before they were called by Deutsche Bank AG in its sole discretion. No further amount will be owed to you under the Notes.

Example 3 — The Notes are NOT called and the Final Underlying Level of the Least Performing Underlying is greater than both its Downside Threshold and Coupon Barrier.

Date	Lowest Closing Level During Applicable Observation Period and Final Underlying Level on the Final Valuation Date			Payment (per $10.00 Face Amount of Notes)
	EURO STOXX 50® Index	Russell 2000® Index	S&P 500® Index
First Observation Period	2,900 (greater than its Coupon Barrier)	1,250 (greater than its Coupon Barrier)	2,250 (greater than its Coupon Barrier)	$0.25 (Contingent Coupon)
Second Observation Period	2,100 (less than its Coupon Barrier)	1,300 (greater than its Coupon Barrier)	2,000 (greater than its Coupon Barrier)	$0.00
Third Observation Period	3,100 (greater than its Coupon Barrier)	1,200 (greater than its Coupon Barrier)	1,600 (less than its Coupon Barrier)	$0.00
Fourth to Fifteenth Observation Periods	Various (all less than its Coupon Barrier)	Various (all less than its Coupon Barrier)	Various (all less than its Coupon Barrier)	$0.00
Final Observation Period	3,000 (greater than its Coupon Barrier)	1,500 (greater than its Coupon Barrier)	2,600 (greater than its Coupon Barrier)	$0.25 (Contingent Coupon)
Final Valuation Date	3,325 (greater than its Downside Threshold)	1,650 (greater than its Downside Threshold)	2,875 (greater than its Downside Threshold)	$10.00 (Payment at Maturity)
			Total Payment:	$10.50 (5.00% return)

In this example, because the closing levels of all of the Underlyings are greater than their respective Coupon Barriers on each scheduled trading day during the first and final Observation Periods, Deutsche Bank AG will pay you the Contingent Coupon on the first Coupon Payment Date and the Maturity Date. During the second to fifteenth Observation Periods, the closing level of at least one Underlying is less than its Coupon Barrier on at least one day during each of such Observation Periods. Therefore, no Contingent Coupon is paid on any applicable Coupon Payment Date. On the Final Valuation Date, because the Underlying Return of the EURO STOXX 50® Index is -5.00%, while the Underlying Returns of the Russell 2000® Index and S&P 500® Index are 10.00% and 15.00%, respectively, the EURO STOXX 50® Index is designated as the Least Performing Underlying. Because the Final Underlying Level of the Least Performing Underlying is greater than its Downside Threshold, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you at maturity a Payment at Maturity of $10.00 plus the Contingent Coupon of $0.25 for the final Observation Period. When added to the Contingent Coupon Payment of $0.25 paid in respect of the prior Observation Periods, Deutsche Bank AG will have paid you a total of $10.50 per $10.00 Face Amount of Notes, representing a 5.00% return on the Notes over the approximately four-year term of the Notes.

Example 4 — The Notes are NOT called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Date	Lowest Closing Level During Applicable Observation Period and Final Underlying Level on the Final Valuation Date			Payment (per $10.00 Face Amount of Notes)
	EURO STOXX 50® Index	Russell 2000® Index	S&P 500® Index
First Observation Period	2,750 (greater than its Coupon Barrier)	1,300 (greater than its Coupon Barrier)	2,200 (greater than its Coupon Barrier)	$0.25 (Contingent Coupon)
Second Observation Period	3,100 (greater than its Coupon Barrier)	1,500 (greater than its Coupon Barrier)	2,250 (greater than its Coupon Barrier)	$0.25 (Contingent Coupon)
Third Observation Period	2,800 (greater than its Coupon Barrier)	1,450 (greater than its Coupon Barrier)	2,300 (greater than its Coupon Barrier)	$0.25 (Contingent Coupon)
Fourth to Fifteenth Observation Periods	Various (all less than its Coupon Barrier)	Various (all less than its Coupon Barrier)	Various (all less than its Coupon Barrier)	$0.00
Final Observation Period	1,750 (less than its Coupon Barrier)	1,150 (greater than its Coupon Barrier)	2,300 (greater than its Coupon Barrier)	$0.00
Final Valuation Date	1,750 (less than its Downside Threshold)	1,200 (greater than its Downside Threshold)	2,750 (greater than its Downside Threshold)	$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying) = $10.00 + ($10.00 × -50.00%) = $5.00 (Payment at Maturity)
			Total Payment:	$5.75 (-42.50% return)

In this example, because the closing levels of all of the Underlyings are greater than their respective Coupon Barriers on each scheduled trading day during the first three Observation Periods, Deutsche Bank AG will pay you the Contingent Coupon on the applicable Coupon Payment Dates. During the fourth to fifteenth Observation Periods, the closing level of at least one Underlying is less than its Coupon Barrier on at least one day during each of such Observation Periods. Therefore, no Contingent Coupon is paid on any applicable Coupon Payment Date. On the Final Valuation Date, because the Underlying Return of the EURO STOXX 50® Index is -50.00%, while the Underlying Returns of the Russell 2000® Index and S&P 500® Index are -20.00% and 10.00%, respectively, the EURO STOXX 50® Index is designated as the Least Performing Underlying. Because the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you at maturity a Payment at Maturity of $5.00. When added to the Contingent Coupon Payments of $0.75 per $10.00 Face Amount of Notes paid in respect of the prior Observation Periods, Deutsche Bank AG will have paid you a total of $5.75 per $10.00 Face Amount of Notes, representing a -42.50% return on the Notes over the approximately four-year term of the Notes.

The Issuer will not pay a Contingent Coupon if the closing level of any Underlying is below its Coupon Barrier on any scheduled trading day during the applicable Observation Period. The Issuer may, in its sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date, regardless of the closing level of any Underlying. If the Notes are not called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, your initial investment will be fully exposed to the negative Underlying Return of the Least Performing Underlying and, for each $10.00 Face Amount of Notes, you will incur a loss that is proportionate to the decline in the Final Underlying Level of the Least Performing Underlying as compared to its Initial Underlying Level, regardless of the performance of the other Underlyings. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment on the Notes, including any payment of a Contingent Coupon, any payment upon an Issuer Call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and, if the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you could lose your entire investment.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. This is only a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The STOXX Indices — The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2008 to September 25, 2017. The closing level of the EURO STOXX 50® Index on September 25, 2017 was 3,537.81. The dotted lines in the graph below represent a hypothetical Coupon Barrier equal to 70.00%, and a hypothetical Downside Threshold equal to 60.00%, of 3,537.81, which was the closing level of the EURO STOXX 50® Index on September 25, 2017 (the actual Initial Underlying Level, Coupon Barrier and Downside Threshold for the EURO STOXX 50® Index will be set on the Trade Date). We obtained the historical closing levels of the EURO STOXX 50® Index from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Underlying Level or any future closing level of the EURO STOXX 50® Index. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The graph below illustrates the performance of the Russell 2000® Index from January 2, 2008 to September 25, 2017. The closing level of the Russell 2000® Index on September 25, 2017 was 1,451.958. The dotted lines in the graph below represent a hypothetical Coupon Barrier equal to 70.00%, and a hypothetical Downside Threshold equal to 60.00%, of 1,451.958, which was the closing level of the Russell 2000® Index on September 25, 2017 (the actual Initial Underlying Level, Coupon Barrier and Downside Threshold for the Russell 2000® Index will be set on the Trade Date). We obtained the historical closing levels of the Russell 2000® Index from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. Currently, whereas the sponsor of the Russell 2000® Index publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg L.P. reports the closing level to three decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg L.P. may be lower or higher than the official closing level of the Russell 2000® Index published by the sponsor of the Russell 2000® Index. The historical closing levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Underlying Level or any future closing level of the Russell 2000® Index. We cannot give you assurance that the performance of the Russell 2000® Index will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices — The S&P 500® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2008 to September 25, 2017. The closing level of the S&P 500® Index on September 25, 2017 was 2,496.66. The dotted lines in the graph below represent a hypothetical Coupon Barrier equal to 70.00%, and a hypothetical Downside Threshold equal to 60.00%, of 2,496.66, which was the closing level of the S&P 500® Index on September 25, 2017 (the actual Initial Underlying Level, Coupon Barrier and Downside Threshold for the S&P 500® Index will be set on the Trade Date). We obtained the historical closing levels of the S&P 500® Index from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Underlying Level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index from January 2, 2008 through September 25, 2017, based on the daily closing levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by (1) dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 2, 2008 and (2) multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the closing levels of the Underlyings during the term of the Notes, including on any scheduled trading day during a quarterly Observation Period or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks — Because the Notes Are Linked to the Least Performing Underlying, You Are Exposed to Greater Risk of Receiving no Contingent Coupons or a Loss on Your Investment than if the Notes Were Linked to just One Underlying” in this pricing supplement.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any scheduled trading day during a quarterly Observation Period or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the level of at least one of the Underlyings will decrease. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of your initial investment at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on any scheduled trading day during a quarterly Observation Period or the Final Valuation Date, respectively, as the levels of both of those Underlyings may decrease together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore the greater the number of Underlyings, the greater the potential for missed Contingent Coupons and for a loss of your initial investment at maturity. Deutsche Bank AG determined the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes were set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings is reflected in a higher Contingent Coupon Rate than would be payable on notes linked to fewer underlyings that have a higher degree of correlation.

What Are the Tax Consequences of an Investment in the Notes?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Notes as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Notes. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition (including retirement) of your Notes, unless you have held the Notes for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA‘ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the Notes and gross proceeds from any taxable disposition of a Note (including retirement) as subject to withholding under FATCA.  However, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) from the taxable disposition of a Note occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and DBSI, acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.10 per $10.00 Face Amount of Notes. We will agree that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Notes to any of its discretionary accounts without the prior written approval of the customer. Please see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.